Exhibit 99.1

MODULAR MEDICAL EXPANDS EXECUTIVE TEAM WITH APPOINTMENT OF

LYNN O’CONNOR VOS AS NEW CEO

O’Connor Vos Brings Deep Experience in Market Development,

Commercializing Products and Patient Advocacy

SAN DIEGO, CA / ACCESSWIRE /August 16, 2021 / Modular Medical, Inc. (OTCQB:MODD), a development-stage insulin pump company focused on providing insulin delivery without complexity to increase pump adoption and reduce the burden of diabetes care for clinicians and individuals living with diabetes, today announced the expansion of its executive team with the appointment of Lynn O’Connor Vos as its new Chief Executive Officer.

The company’s founder, industry veteran and renowned diabetes medical innovator, Paul DiPerna, will take on the role of Chairman, President and Chief Technology Officer while continuing to drive platform development and R&D efforts.

In her new role as CEO, O’Connor Vos will look to accelerate the company’s effort to bring affordable insulin delivery for greater adoption in the market by providing more individuals the opportunity to achieve better diabetes health outcomes. In addition, she will focus on driving Modular Medical’s initiatives for public/private/commercial partnerships and advocacy, refining the patient experience and addressing the needs of the 3.5 million Americans who require intensive insulin therapy today.

Before joining Modular Medical, O’Connor Vos served as the President and CEO of the Muscular Dystrophy Association (“MDA”) for three years. She was instrumental in relaunching the organization’s focus on innovations in science and care and successfully built a pharmaceutical partnership practice. Prior, O’Connor Vos was a founding executive and CEO at Grey Healthcare Group, a WPP-owned global healthcare communications firm serving a full range of pharma, biotech, surgical, diabetes, and diagnostic companies with extensive work on healthcare launches. At WPP, she helped grow the agency from an independent domestic professional firm into a top 10 award-winning global enterprise with fully integrated, multi-channel offerings. During her tenure, she led the selection, evaluation, and negotiation of key deals to establish new digital, patient access and specialty care capabilities. Additionally, O’Connor Vos has experience driving significant product launches and public-private partnerships for multiple healthcare companies, including Text4Baby, a highly recognized national women’s mobile health program.

“Lynn is a global healthcare business leader, with a broad range of omnichannel experience and an established launch track record that will help Modular Medical as we continue to prepare for the commercial launch of our initial product in 2022,” commented DiPerna. “Additionally, Lynn’s deep experience in tackling important healthcare challenges and establishing compelling programs to address significant unmet needs will further help our company as we bring our novel approach of insulin delivery to the market and outcomes for people living with diabetes.”

Modular Medical is committed to making insulin pump technology a cornerstone of better control for all people living with diabetes, with a particular focus on historically underserved communities.

“I’m extremely pleased and excited to join Modular Medical at this pivotal point of its development and commercialization efforts. I look forward to working with the Modular Medical team in addressing areas of improving diabetes care by tackling the most significant barriers: access and affordability, and making it easier for clinicians, caregivers and individuals to manage diabetes care,” said O’Connor Vos. “I’m looking forward to engaging with the diabetes community again, after started my career working on diabetes care programs, and believe there are meaningful opportunities to utilize innovative technology and therapies like Modular Medical’s to improve the consumer experience and health outcomes.”

About Modular Medical, Inc

Modular Medical, Inc. (OTCQB:MODD) is a development-stage diabetes technology company based in San Diego CA. Working from an innovative set of patented technologies, Modular seeks to expand access to high end diabetes technologies to the heretofore neglected majority of the diabetes market who have been poorly served by the existing options which have been too expensive and complex to drive broad adoption. Our strategy is to provide care at a level of cost and complexity designed not for “superusers” but for “the rest of us”. Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and world-class microfluidics engineer. Mr. DiPerna was previously the founder (in 2005) of Tandem Diabetes (TNDM) and invented and designed their T:slim insulin pump.

More information is available at https://modular-medical.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the expected timing of commercialization of the company’s initial product. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, the company’s ability to commence commercialization of its initial product in a timely fashion, and other risks identified in the company’s most recent reports on Form 10-Q and Form 10-K filed with the SEC, as well as other reports that Modular Medical files from time to time with the SEC. Modular Medical undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

All trademarks mentioned herein are the property of their respective owners.

Media Contact

Lori Robinson

MWW

lrobinson@mww.com

Investor Relations Contact
Modular Medical, Inc.
+1 (858) 800-3500
IR@modular-medical.com